Exhibit (i)

Dechert LLP	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

April 25, 2008

Fidelity Select Portfolios

82 Devonshire Street

Boston, MA 02109

Re: Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Select Portfolios, a Massachusetts business trust (the "Trust") and its separate series Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Electronics Portfolio, Energy Portfolio, Energy Service Portfolio, Environmental Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Home Finance Portfolio, Industrial Equipment Portfolio, Industrials Portfolio, Insurance Portfolio, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Delivery Portfolio, Medical Equipment and Systems Portfolio, Multimedia Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Networking and Infrastructure Portfolio, Paper and Forest Products Portfolio, Pharmaceuticals Portfolio, Retailing Portfolio, Software and Computer Services Portfolio, Technology Portfolio, Telecommunications Portfolio, Transportation Portfolio, Utilities Growth Portfolio and Wireless Portfolio (the "Funds"), in connection with Post-Effective Amendment No. 88 to the Trust's Registration Statement on Form N-1A (the "Amendment"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Declaration of Trust of the Trust dated March 14, 2001, as amended; and the By-Laws of the Trust dated June 17, 2004 (the "By-Laws"). In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts dated April 23, 2008 with respect to the Trust, which we have assumed remains unchanged as of the date of this letter. We have assumed that the By-Laws have been duly adopted by the Trustees. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds' Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Fidelity Select Portfolios

Based upon the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a business trust under the laws of the Commonwealth of Massachusetts; and

2. the Shares registered under the Securities Act, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the use of this opinion as an exhibit to the Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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